Exhibit 99.2

Twin Disc Reinstates Quarterly Cash Dividend

MILWAUKEE, Wis., November 2, 2023 (GLOBE NEWSWIRE) -- Twin Disc, Inc. (NASDAQ: TWIN), today announced that the Board of Directors (the "Board") reinstated a regular quarterly cash dividend of $0.04 per share payable on December 1, 2023, to shareholders of record at the close of business on November 17, 2023. This resumption of Twin Disc’s quarterly dividend following the suspension of the program in February 2016 reflects the Company’s ongoing progress towards achieving its medium-term financial targets.

John H. Batten, President and Chief Executive Officer of Twin Disc, commented: "I am very pleased with the Board's decision to reinstate the quarterly cash dividend. Today's announcement underscores the hard work of our teams in driving enhancements throughout our business as we capture improved end market demand, supporting long-term, profitable growth. We look forward to keeping up this momentum and delivering sustained value for our shareholders well into the future.”

About Twin Disc

Twin Disc, Inc. designs, manufactures and sells marine and heavy-duty off-highway power transmission equipment. Products offered include marine transmissions, azimuth drives, surface drives, propellers and boat management systems, as well as power-shift transmissions, hydraulic torque converters, power take-offs, industrial clutches and control systems. The Company sells its products to customers primarily in the pleasure craft, commercial and military marine markets, as well as in the energy and natural resources, government and industrial markets. The Company’s worldwide sales to both domestic and foreign customers are transacted through a direct sales force and a distributor network. For more information, please visit www.twindisc.com.

Investors:

Riveron

TwinDiscIR@riveron.com

Source: Twin Disc, Incorporated